SECURITY AGREEMENT AND FINANCING STATEMENT

DEBTOR: SECURED PARTY:

Name: Parashar Patel and Jimmy Lee, Jointly	Name: Old Sawmill Partners, LLC
Address: 850 Stephenson Hwy, #601 Troy, Michigan 48038	Address: 7441 Tracyton Blvd Bremerton, WA 98311

1. OBLIGATIONS SECURED BY THIS AGREEMENT: FUNDS FOR WHICH THE DEBTOR IS OBLIGATED: $ 200,000.00.

2. COLLATERAL: 51 uncertificated shares of Series B Preferred stock of Premier Products Group, Inc.

Unencumbered and remain as a block until full obligation paid.

3.	OWNERSHIP OF COLLATERAL. The debtor is, or is to become, the owner of the collateral, and has, or will have when the collateral is acquired, the right to convey a security interest in it to the Secured Party. The collateral is, or will be when acquired, free and clear of all liens, claims, charges, encumbrances, taxes, and assessments, with the exception of the Note for which the collateral is provided.
4.	TITLE. This agreement is not intended to affect the title to the collateral which is, or will become, vested in the Debtor.

5.       ACTS TO BE PERFORMED BY DEBTOR. The Debtor agrees as follows:

(a)	Payment and Performance. The Debtor shall pay and perform all of the obligations secured by this agreement according to their terms.
(b)	Further Assurances. The Debtor shall defend the title to the collateral against all persons. On demand by the Secured Party, the Debtor shall: (1) furnish further assurance of title; (2) furnish further security for the obligations secured by this agreement; and (3) execute any written instruments or do any other acts necessary to make effective the purposes and provisions of this agreement.
(c)	Possession and Removal. The law offices of Carl Duncan shall remain in possession of the collateral until full payment or default under this agreement. The collateral may be removed from its present location only with the written consent of the Secured Party.
(d)	Sale and Exchange. The Debtor may not sell or exchange the collateral without the written consent of the Secured Party, and whether or not such consent has been obtained, the proceeds of such sale or exchange at the option of the Secured Party shall be: (1) applied on the obligations secured by this agreement, or (2) subject to the lien of this agreement.
(e)	Certain Acts Required. (1) Proper care and inspection. The Debtor shall use reasonable care in the preservation of the collateral. (2) Encumbrances and Taxes. The Debtor shall keep the collateral free from all liens, claims, charges, encumbrances, taxes and assessments. The Debtor shall refrain from taking any action which would cause the collateral to no longer have voting control over the issuer. (3) Voting rights of the Preferred. Debtor shall remain the party of record for the Series B Preferred, however, Debtor may not vote items materially effecting Premier Products Group, Inc. without express written approval by Secured Party. Doing so could jeopardize the value of the security and be considered a breach of the Agreement.
(f)	Failure to Perform Required Acts.

(1)  Performance by Secured Party. Upon failure by the Debtor to perform the acts described in paragraph (e) above, the Secured Party is authorized and has the option to take possession of the collateral and to perform any of said acts in any manner deemed proper by the Secured Party, without waiving any rights to enforce this agreement.

(2)  Advances Secured. The reasonable expenses (including the cost of any insurance and payment of taxes or other charges) paid by the Secured Party in respect to the custody, preservation, use or operation of the collateral in his possession shall be deemed advanced to the Debtor by the Secured Party, shall bear interest at the highest rate provided by the above described notes, and shall be secured by this agreement.

6.	WHEN OBLIGATIONS COME DUE. At the option of the Secured Party, the obligations secured by this agreement shall become immediately due and payable in full upon the happening of one or more of the following events:
(a)	Default in Obligation. If the Debtor shall fail to perform any of the obligations secured by this agreement.
(b)	Default in Security Agreement. If the Debtor shall fail to perform any covenant, condition or provision of this agreement.
(c)	Insecurity. If the Secured Party shall at any time deem himself insecure in that the Secured Party in good faith believes that the prospect of payment or performance is impaired.
(d)	Miscellaneous. Without in any way limiting the generality of the foregoing:
(1)	If the debtor shall fail to comply with any statute, requirement, rule, regulation, order or decree, of any federal, state, municipal or other governmental authority relating to the collateral.
(2)	If the collateral be levied upon by virtue of an execution issued upon any judgment or any other process.
(3)	If the Debtor be insolvent.
(4)	If a petition or arrangement in bankruptcy be, or is to be filed by or against the Debtor.
(5)	If a general assignment for the benefit of creditors be made by the Debtor.
(6)	If an application for receivership of any nature be, or is to be, filed, or a receiver of the Debtor’s property be appointed in any action or proceeding.
(7)	If the Debtor shall die, or if the Debtor is a corporation, association or partnership and it shall be, or about to be, voluntarily or involuntarily dissolved.
8.	REMEDIES UPON DEFAULT.
(a)	General. In the event of default under this agreement the Debtor and the Secured Party have the rights and remedies as provided in Article 9 of the Uniform Commercial code and, in addition, those provided in this agreement.
(b)	Duty of Debtor to Assemble Collateral. In the event of default the Debtor shall upon request of the Secured Party because the collateral to no longer be uncertificated, by causing the issuance of a physical certificate and to make it available to the Secured Party at the place designated by the Secured Party, which is reasonably convenient to both parties.
9.	COVENANT TO PAY DEFICIENCY. Upon default if the sale or other disposition of the collateral fails to satisfy the obligations secured by this agreement and the reasonable expenses of retaking, holding, preparing for sale, selling and the like, including reasonable attorneys’ fees and legal expenses incurred by the Secured Party in connection with this agreement or the obligation it secures, the Debtor shall be liable for any deficiency.

10. MISCELLANEOUS. The Debtor and the Secured Party agree as follows:

(a)	No Discharge. No party to this agreement shall be discharged by any extension of time, additional advances and notes, renewals and extensions of any note, the taking of further security, releasing security, extinguishment of the security interest as to all or any part of the collateral, or any other act except a release or discharge of the secured interest upon the full payment of the obligation secured by this agreement including charges, expenses, fees, costs and interest.
(b)	No Waiver or Estoppels. Any failure by the Secured Party to exercise any right set forth in this agreement shall not constitute a waiver thereof. Nothing in this agreement or in the obligations secured by it shall preclude any other remedy by action or otherwise for the enforcement of this agreement or the payment in full of the obligations secured by it.
(c)	Succession. This agreement shall bind the respective executors, administrators, distributes, successors and assigns of the Debtor and the Secured Party.
(d)	Governing Law. The rights of the parties under this agreement shall be governed by the laws of the State of Washington.

Signed this 22nd______ day of March______________ 2019______ .

Signature of Debtor	Signature of Secured Party

/s/Parashar Patel	/s/ Terry L Stein, Manager

/s/ Jimmy Lee